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                                                                      EXHIBIT 23

                                FOOT LOCKER, INC.

                         CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of Foot Locker, Inc.

We consent to the incorporation by reference in the Registration Statements Numbers 33-10783, 33-91888, 33-91886, 33-97832, 333-07215, 333-21131, 333-62425,
333-33120, 333-41056 and 333-41058 on Form S-8 and Numbers 33-43334, 33-86300
and 333-64930 on Form S-3 of Foot Locker, Inc. and subsidiaries of our report dated March 13, 2002 relating to the consolidated balance sheets of Foot Locker, Inc. and subsidiaries as of February 2, 2002 and February 4, 2001 and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended February 2, 2002, which report appears in the February 2, 2002 Annual Report on Form 10-K of Foot Locker, Inc. and subsidiaries. Our report refers to a change in the method of accounting for derivative financial instruments and hedging activities in 2001, a change in the method of accounting for sales under the Registrant's layaway program in 2000 and a change in its method of calculating the market-related value of its United States pension plan assets in 1999.

/s/ KPMG LLP


New York, New York
April 29, 2002